Exhibit 99.1

Fifth Street Senior Floating Rate Corp. Announces Quarter Ended March 31, 2017 Financial Results

GREENWICH, CT, May 10, 2017 - Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR" or "we") today announced its financial results for the second fiscal quarter ended March 31, 2017.

Second Fiscal Quarter 2017 Highlights

•	Net investment income of $5.1 million, or $0.17 per share;

•	Net asset value per share of $10.83; and

•	Closed $82.8 million of new investments.

“The March quarter was marked by credit stability and an increase in leverage to 0.87x, back within our targeted range,” stated Bernard D. Berman, FSFR's Chief Executive Officer. “We are comfortable with the composition of our portfolio, which benefits from low exposure to cyclical industries. Importantly, with 100% of our debt investments in floating rate securities, we believe we are well-positioned for a rising rate environment. In addition, credit quality of the portfolio remains stable, with only one loan, representing less than 2% of the debt portfolio at fair value, on PIK non-accrual.”

Portfolio and Investment Activity

FSFR's Board of Directors determined the fair value of our investment portfolio at March 31, 2017 to be $545.9 million, as compared to $573.6 million at September 30, 2016. Total assets were $612.9 million at March 31, 2017, as compared to $622.4 million at September 30, 2016.

During the quarter ended March 31, 2017, we closed $82.8 million of investments in nine new and two existing portfolio companies and funded $77.6 million across new and existing portfolio companies. This compares to closing $15.5 million of investments in two new and two existing portfolio companies and funding $20.5 million across new and existing portfolio companies during the quarter ended March 31, 2016. During the quarter ended March 31, 2017, we received $48.4 million in connection with the full repayments and exits of seven of our investments, and an additional $24.0 million in connection with other paydowns and sales of investments.

At March 31, 2017, our portfolio consisted of investments in 61 companies. At fair value, 87.6% of our portfolio consisted of senior secured floating rate debt investments, 11.3% consisted of investments in the subordinated notes and LLC equity interests of FSFR Glick JV LLC ("FSFR Glick JV") and 1.1% consisted of equity investments in other portfolio companies. Our average portfolio company debt investment size at fair value was $8.6 million at March 31, 2017 versus $8.9 million at September 30, 2016. The average portfolio company EBITDA was $66.3 million at March 31, 2017.

At March 31, 2017, FSFR Glick JV had $147.4 million in assets, including senior secured loans to 27 portfolio companies.  The joint venture generated income of $1.4 million for FSFR during the second fiscal quarter.

Our weighted average yield on debt investments at March 31, 2017, including the return on FSFR Glick JV, was 8.4%, and included a cash component of 8.1%. We utilized our attractively priced leverage and operated within our target leverage range of 0.8x to 0.9x debt-to-equity during the quarter, ending the quarter at 0.87x leverage.

Results of Operations

Total investment income for the quarters ended March 31, 2017 and March 31, 2016 was $11.0 million and $13.2 million, respectively. For the quarter ended March 31, 2017, the amount primarily consisted of $10.7 million of interest income from portfolio investments. For the quarter ended March 31, 2016, this amount primarily consisted of $11.6 million of interest income from portfolio investments.

Net expenses for the quarters ended March 31, 2017 and March 31, 2016 were $5.9 million and $7.4 million, respectively. Net expenses decreased for the quarter ended March 31, 2017 as compared to the quarter ended March 31, 2016, due primarily to a $1.5 million decrease in professional fees (net of insurance recoveries).

Net realized and unrealized losses on our investment portfolio for the quarters ended March 31, 2017 and March 31, 2016 were $0.3 million and $6.4 million, respectively.

Liquidity and Capital Resources

At March 31, 2017, we had $48.1 million of cash and cash equivalents (including $6.8 million of restricted cash), portfolio investments (at fair value) of $545.9 million, $3.8 million of interest, dividends and fees receivable, $97.8 million of borrowings outstanding under our revolving credit facilities, $177.6 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $55.0 million. Our regulatory leverage ratio was 0.87x debt-to-equity.

At September 30, 2016, we had $28.8 million of cash and cash equivalents (including $9.0 million of restricted cash), portfolio investments (at fair value) of $573.6 million, $4.6 million of interest, dividends and fees receivable, $12.9 million of receivables from unsettled transactions, $107.4 million of borrowings outstanding under our revolving credit facilities, $177.5 million of borrowings outstanding under our debt securitization (net of unamortized financing costs) and unfunded commitments of $52.8 million. Our regulatory leverage ratio was 0.90x debt-to-equity.

Dividend Declaration

Our Board of Directors met on February 6, 2017 and declared a quarterly distribution of $0.19 per share, payable on June 30, 2017 to stockholders of record on June 15, 2017.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Portfolio Asset Quality

We utilize the following investment ranking system to assess and monitor our debt investment portfolio:

•	Investment Ranking 1 is used for debt investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for debt investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new debt investments are initially ranked 2.

•	Investment Ranking 3 is used for debt investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, debt investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for debt investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Debt investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At March 31, 2017 and September 30, 2016, the distribution of our debt investments on the 1 to 4 investment ranking scale at fair value was as follows:

Investment Ranking	March 31, 2017				September 30, 2016(2)
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$—	—%	N/A		$20,056,209	3.59%	3.80
2	515,311,038	95.46	4.20		519,618,113	92.91	4.20
3	24,505,623	4.54	NM	(1)	12,440,322	2.22	NM	(1)
4	—	—	N/A		7,156,160	1.28	NM	(1)
Total	$539,816,661	100.00%	4.20		$559,270,804	100.00%	4.18

_____________

(1)	Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.
(2)	Beginning as of December 31, 2016, we have revised our investment ranking scale to include only debt investments. Accordingly, in order to make the table comparative, we revised the investment ranking table as of September 30, 2016 to exclude equity investments.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of March 31, 2017, we had modified the payment terms of our investments in seven portfolio companies. Such modified terms may include increased PIK interest rates and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of March 31, 2017, there was one investment on which we had stopped accruing cash and/or PIK interest or OID income that represented 2.7% of our debt portfolio at cost and 1.6% at fair value.

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Assets and Liabilities

	March 31, 2017	September 30, 2016
ASSETS
Investments at fair value:
Control investments (cost March 31, 2017: $71,117,506; cost September 30, 2016: $71,117,506)	$61,510,851	$63,316,667
Affiliate investments (cost March 31, 2017: $17,953,315; cost September 30, 2016: $15,953,798)	13,358,390	13,006,458
Non-control/Non-affiliate investments (cost March 31, 2017: $475,700,461; cost September 30, 2016: $513,397,659)	471,052,382	497,281,256
Total investments at fair value (cost March 31, 2017: $564,771,282; cost September 30, 2016: $600,468,963)	545,921,623	573,604,381
Cash and cash equivalents	41,294,052	19,778,841
Restricted cash	6,824,983	9,036,838
Interest, dividends and fees receivable	3,803,704	4,579,935
Due from portfolio companies	212,863	336,429
Receivables from unsettled transactions	12,860,270	12,869,092
Deferred financing costs	1,474,679	2,063,133
Other assets	503,055	148,492
Total assets	$612,895,229	$622,417,141
LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$550,764	$1,246,286
Base management fee and incentive fee payable	1,676,535	2,987,721
Due to FSC CT LLC	433,873	402,073
Interest payable	1,904,600	1,798,653
Payables from unsettled transactions	13,575,104	—
Amounts payable to syndication partners	—	18,750
Director fees payable	208,950	236,275
Credit facilities payable	97,756,800	107,426,800
Notes payable (net of $2,369,184 and $2,514,236 of unamortized financing costs as of March 31, 2017 and September 30, 2016, respectively)	177,630,816	177,485,764
Secured borrowings at fair value (proceeds September 30, 2016: $5,000,000)	—	4,985,425
Total liabilities	293,737,442	296,587,747
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 150,000,000 shares authorized; 29,466,768 shares issued and outstanding at March 31, 2017 and September 30, 2016	294,668	294,668
Additional paid-in-capital	373,995,934	373,995,934
Net unrealized depreciation on investments and secured borrowings	(18,849,659)	(26,850,007)
Net realized loss on investments	(24,383,217)	(10,969,707)
Accumulated overdistributed net investment income	(11,899,939)	(10,641,494)
Total net assets (equivalent to $10.83 and $11.06 per common share at March 31, 2017 and September 30, 2016, respectively)	319,157,787	325,829,394
Total liabilities and net assets	$612,895,229	$622,417,141

Fifth Street Senior Floating Rate Corp.

Consolidated Statements of Operations

	Three months ended March 31, 2017	Three months ended March 31, 2016	Six months ended March 31, 2017	Six months ended March 31, 2016
Interest income:
Control investments	$1,403,326	$1,210,027	$2,798,762	$2,330,518
Affiliate investments	103,651	—	201,587	—
Non-control/Non-affiliate investments	9,139,651	10,331,927	18,523,656	21,337,524
Interest on cash and cash equivalents	31,954	12,771	62,496	33,170
Total interest income	10,678,582	11,554,725	21,586,501	23,701,212
PIK interest income:
Affiliate investments	51,808	—	100,780	—
Non-control/Non-affiliate investments	10,533	23,871	20,965	41,032
Total PIK interest income	62,341	23,871	121,745	41,032
Fee income:
Affiliate investments	3,148	—	6,296	—
Non-control/Non-affiliate investments	275,478	741,073	678,774	2,053,680
Total fee income	278,626	741,073	685,070	2,053,680
Dividend and other income:
Control investments	—	875,000	187,420	1,312,500
Total dividend and other income	—	875,000	187,420	1,312,500
Total investment income	11,019,549	13,194,669	22,580,736	27,108,424
Expenses:
Base management fee	1,389,184	1,520,489	2,814,400	3,106,681
Part I incentive fee	287,351	765,287	1,277,728	2,514,098
Professional fees	433,774	1,912,236	692,302	2,635,039
Board of Directors fees	133,950	152,950	257,600	321,600
Interest expense	3,006,649	2,337,849	5,462,777	4,611,282
Administrator expense	182,026	128,408	328,485	313,408
General and administrative expenses	500,401	592,253	1,033,412	819,200
Total expenses	5,933,335	7,409,472	11,866,704	14,321,308
Base management fee waived	—	—	(6,232)	—
Insurance recoveries	—	—	(250,000)	—
Net expenses	5,933,335	7,409,472	11,610,472	14,321,308
Net investment income	5,086,214	5,785,197	10,970,264	12,787,116
Unrealized appreciation (depreciation) on investments:
Control investments	(234,622)	(666,893)	(1,805,816)	(4,417,385)
Affiliate investments	(460,180)	—	(1,647,585)	—
Non-control/Non-affiliate investments	13,937,165	(978,962)	11,468,324	(17,482,627)
Net unrealized appreciation (depreciation) on investments	13,242,363	(1,645,855)	8,014,923	(21,900,012)
Net unrealized appreciation on secured borrowings	—	—	(14,575)	—
Realized gain (loss) on investments:
Non-control/Non-affiliate investments	(13,496,272)	(4,799,610)	(13,413,510)	(4,853,730)
Net realized loss on investments	(13,496,272)	(4,799,610)	(13,413,510)	(4,853,730)
Net increase (decrease) in net assets resulting from operations	$4,832,305	$(660,268)	$5,557,102	$(13,966,626)
Net investment income per common share — basic and diluted	$0.17	$0.20	$0.37	$0.43
Earnings (loss) per common share — basic and diluted	$0.16	$(0.02)	$0.19	$(0.47)
Weighted average common shares outstanding — basic and diluted	29,466,768	29,466,768	29,466,768	29,466,768
Distributions per common share	$0.19	$0.15	$0.42	$0.45

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Thursday May 11, 2017 to discuss our financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (877) 359-2861. International callers can access the conference call by dialing +1 (540) 318-1180. All callers will need to enter the Conference ID Number 6096198 and reference "Fifth Street Senior Floating Rate Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the call and will be available through May 18, 2017 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 6096198. An archived replay will also be available online on the "Investor Relations" section of our website under the "Calendar of Events" section. FSFR's website can be accessed at fsfr.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors.  FSFR's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital.  FSFR has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with approximately $5 billion in assets under management across multiple public and private vehicles. With a track record of nearly 20 years, the Fifth Street platform received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions. FSFR's website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements, because they relate to future events or our future performance or financial condition. Forward-looking statements may include statements as to the future operating results, dividends and business prospects of FSFR. Words such as "believes," "expects," "seeks," "plans," "should," "estimates," "project," and "intend" indicate forward-looking statements, although not all forward-looking statements include these words. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those implied or expressed in these forward-looking statements for any reason. Such factors are identified from time to time in FSFR's filings with the Securities and Exchange Commission and include changes in the economy and the financial markets and future changes in laws or regulations and conditions in FSFR's operating areas. FSFR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor Contact:

Robyn Friedman, Executive Director, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

James Golden / Aura Reinhard / Andrew Squire

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449